Exhibit 99.1

Footnote 1

This statement is filed by BCP Capital L.P. (“BCPC”), BCP General LLC, a Delaware limited liability company (“BCPG”), BCP Capital QPF, L.P., a Delaware limited partnership (“BCPQPF”), BCP Affiliates Fund LLC, a Delaware limited liability company (“BCPAF”), BCI Holdings LP, a Delaware limited partnership (“BCI Holdings”), Broadview Holdings LLP, a Virginia limited liability partnership (“Broadview Holdings”), Steven D. Brooks, Stephen J. Bachmann and Paul F. Deninger (collectively with Messrs. Brooks and Bachmann, the “Partners”).  BCPC, BCPQPF and BCPAF are collectively referred to as the “BCP Entities” and the BCP Entities, BCPG, BCI Holdings and Broadview Holdings are collectively referred to as the “Broadview Entities.”   The Broadview Entities and the Partners are collectively referred to herein as the “Reporting Persons.”

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of Proxim Corporation (the “Company”).  Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of any securities (except to the extent of such Reporting Person’s pecuniary interest in such securities) other than any securities reported herein as being directly owned by such Reporting Person.

Pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of July 27, 2004, by and among Warburg Pincus Private Equity VIII, L.P., the BCP Entities and Proxim Corporation (the “Company”), on October 22, 2004, the BCP Entities surrendered for cancellation an aggregate of 400,000 shares of the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of the Company, 65,413 shares of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of the Company and Warrants (the “Warrants”) to purchase an aggregate of 4,836,180 shares (at issuance) of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”) in exchange for an aggregate of 53,320 shares of the Series C Preferred Stock of the Company and 21,866,661 shares of Common Stock.  The Series A Preferred Stock was convertible by the BCP Entities, at any time and from time to time, at an initial conversion price of $3.0559 and at an initial conversion rate of approximately 8.1809 shares of Common Stock for each share of Series A Preferred Stock converted, subject to certain adjustments as set forth in the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Proxim Corporation (the “Series A Certificate of Designations”).  The liquidiation preference of the Series A Preferred Stock accreted at an annual rate of 8%, compounded semi-annually, as more fully described in the Series A Certificate of Designations.  The Series B Preferred Stock was convertible by the BCP Entities, at any time and from time to time, into shares of Common Stock at an initial conversion price of $1.15, and at an initial conversion rate of approximately 86.96 shares of Common Stock for each share of Series B Preferred Stock converted, subject to certain adjustments as set forth in the Certificate of Designations, Preferences and Rights of Series B preferred Stock of Proxim Corporation, as filed with the Secretary of State of the State of Delaware on December 15, 2003 (the “Series B Certificate of Designations”).  The liquidation preference of the Series B Preferred Stock accreted at an annual rate of 14%, compounded quarterly, as more fully described in the Series B Certificate of Designations.  The Warrants were convertible immediately.

Footnote 2

The Series A Preferred Stock was to be redeemed by the Company on August 5, 2007 for an amount equal to the liquidation value then in effect plus all accrued and unpaid dividends.  The Series B Preferred Stock was to be redeemed by the Company on the seventh anniversary of its issuance date for an amount equal to the liquidation value then in effect plus all accrued and unpaid dividends.